Exhibit 99.1

Home Bancorp Reports 2016 First Quarter Results, Increases Its Quarterly Dividend And Announces New Share Repurchase Plan

LAFAYETTE, La., April 26, 2016 /PRNewswire/ -- Home Bancorp, Inc. (Nasdaq: "HBCP") (the "Company"), the parent company for Home Bank, N.A. (the "Bank") (www.home24bank.com), reported net income of $3.3 million for the first quarter of 2016, a decrease of $613,000, or 15%, compared to the fourth quarter of 2015 and an increase of $502,000, or 18%, compared to the first quarter of 2015. The first quarter of 2016 and fourth quarter of 2015 include merger-related expenses, net of taxes, totaling $398,000 and $407,000, respectively, related to the acquisition of Louisiana Bancorp, Inc. ("Louisiana Bancorp"). Excluding merger-related expenses, net income for the first quarter of 2016 totaled $3.7 million, a decrease of 14% compared to the fourth quarter of 2015 and an increase of 32% compared to the first quarter of 2015.

Diluted earnings per share were $0.47 for the first quarter of 2016, a decrease of $0.09, or 16%, from the fourth quarter of 2015 and an increase of $0.06, or 15%, compared to the first quarter of 2015. Excluding merger-related expenses, diluted earnings per share for the first quarter of 2016 were $0.53, a decrease of 15% from the fourth quarter of 2015 and an increase of 29% compared to the first quarter of 2015.

"Organic loan growth was healthy during the quarter at 10% on an annualized basis," stated John W. Bordelon, President and Chief Executive Officer of the Company and the Bank. "Expected paydowns on acquired loans offset organic growth, resulting in a 1% overall decrease in loans."

"We continue to work very closely with our customers in the energy sector to help them manage through the current cycle," stated Bordelon. "Many of those customers have weathered such cycles in the past. Although their resilience is not surprising given their liquidity and lower leverage positions going into the downturn, it is nonetheless admirable."

The Company announced that its Board of Directors increased its cash dividend $0.01 to $0.10 per share payable on May 20, 2016, to shareholders of record as of May 9, 2016. The Company also announced the commencement of a new share repurchase program ("April 2016 Program"). Under the April 2016 Program, the Company may purchase up to 365,000 shares, or approximately 5%, of the Company's outstanding common stock.

Loans and Credit Quality

Loans totaled $1.2 billion at March 31, 2016, a decrease of $6.3 million, or 1%, from December 31, 2015, and an increase of $296.0 million, or 32%, from March 31, 2015. Growth in organic loans of 10% (on an annualized basis) was offset by declines in acquired loans. Loan decreases during the first quarter of 2016 related primarily to multi-family residential (down $6.4 million), residential mortgages (down $3.0 million) and consumer loans (down $1.5 million). Commercial real estate and home equity loans increased by $2.8 million and $2.0 million, respectively, during the quarter.

The vast majority of the increase in loans outstanding at March 31, 2016 compared to March 31, 2015 resulted from the acquisition of Louisiana Bancorp, Inc. (the former holding company of Bank of New Orleans) in September 2015. The Company acquired $281.6 million of loans from Louisiana Bancorp.

The following table sets forth the composition of the Company's loan portfolio as of the dates indicated.

	March 31,	December 31,	Increase/(Decrease)
(dollars in thousands)	2016	2015	Amount	Percent
Real estate loans:
One- to four-family first mortgage	$388,290	$391,266	$(2,976)	(1)%
Home equity loans and lines	96,056	94,060	1,996	2
Commercial real estate	408,166	405,379	2,787	1
Construction and land	117,247	116,775	472	-
Multi-family residential	37,427	43,863	(6,436)	(15)
Total real estate loans	1,047,186	1,051,343	(4,157)	-
Other loans:
Commercial and industrial	124,463	125,108	(645)	(1)
Consumer	46,410	47,915	(1,505)	(3)
Total other loans	170,873	173,023	(2,150)	(1)
Total loans	$1,218,059	$1,224,366	$(6,307)	(1)%

Nonperforming assets ("NPAs") totaled $13.7 million at March 31, 2016, a decrease of $2.2 million, or 14%, compared to December 31, 2015 and a decrease of $8.6 million, or 39%, compared to March 31, 2015. Of the $13.7 million in total NPAs at March 31, 2016, an aggregate of $7.9 million related to our acquisitions of Statewide Bank, GS Financial Corp, Britton & Koontz Capital Corporation and Louisiana Bancorp. The ratio of total NPAs to total assets was 0.89% at March 31, 2016, compared to 1.03% at December 31, 2015 and 1.81% at March 31, 2015. Excluding acquired assets, the ratio of total NPAs to total assets was 0.51% at March 31, 2016, compared to 0.51% at December 31, 2015 and 0.44% at March 31, 2015.

The Company recorded virtually no net loan charge-offs during the first quarter of 2016, compared to net loan charge-offs of $54,000 and $26,000 in the fourth and first quarters of 2015, respectively.

The Company's provision for loan losses for the first quarter of 2016 was $850,000, compared to $670,000 for the fourth quarter of 2015 and $538,000 for the first quarter of 2015. Of the $850,000 in provision for the first quarter of 2016, $461,000 was associated with one energy-related borrower.

The ratio of the allowance for loan losses to total loans was 0.85% at March 31, 2016, compared to 0.78% and 0.90% at December 31, 2015 and March 31, 2015, respectively. Excluding acquired loans, the ratio of the allowance for loan losses to total loans was 1.20% at March 31, 2016, compared to 1.15% and 1.07% at December 31, 2015 and March 31, 2015, respectively.

Energy Exposure

The balance of loans to companies in the energy sector totaled $36.8 million, or 3.0% of outstanding loans, at March 31, 2016. We also had unfunded loan commitments to energy companies amounting to $8.9 million at such date. At March 31, 2016, 92% of the balance of our energy-related loans were performing in accordance with their original loan agreements. Of the remaining 8%, $2.1 million has been restructured and are paying in accordance with the restructured terms. The Company holds no shared national credits.

The following table illustrates the composition of the Company's energy-related loans at March 31, 2016.

(dollars in thousands)	Total	Percent
Real estate loans:
Commercial real estate	$16,027	44%
Construction and land	393	1
Total real estate loans	16,420	45
Commercial and industrial:
Equipment	6,288	17
Marine vessels	6,066	16
Accounts receivable	5,050	14
Unsecured	1,707	5
Other	1,238	3
Total commercial and industrial loans	20,349	55
Total energy-related loans	$36,769	100%

The allowance for loan losses to loans ratio directly attributable to energy loans totaled 3.08% at March 31, 2016. Over the past 15 months, the Company has increased its overall allowance for loan losses to loans ratio on originated loans from 1.04% at December 31, 2014 to 1.20% at March 31, 2016 due primarily to the potential direct and indirect impact of low energy prices.

Investment Securities Portfolio

The Company's investment securities portfolio totaled $192.4 million at March 31, 2016, an increase of $1.7 million, or 1%, from December 31, 2015, and an increase of $7.0 million, or 4%, from March 31, 2015. At March 31, 2016, the Company had a net unrealized gain position on its investment securities portfolio of $2.7 million, compared to net unrealized gains of $1.3 million and $2.6 million at December 31, 2015 and March 31, 2015, respectively. The Company's investment securities portfolio had a modified duration of 3.1 years at March 31, 2016, compared to 3.3 and 3.4 years at December 31, 2015 and March 31, 2015, respectively.

Deposits

Total deposits were $1.2 billion at March 31, 2016, a decrease of $518,000 from December 31, 2015, and an increase of $217.1 million, or 21%, from March 31, 2015. During the first quarter of 2016, core deposits (i.e., checking, savings and money market accounts) increased $4.9 million, or 1%, from December 31, 2015, and increased $161.7 million, or 20%, from March 31, 2015. The Company acquired $208.7 million of deposits, including $118.1 million in core deposits, from Louisiana Bancorp at the acquisition date in September 2015.

The following table sets forth the composition of the Company's deposits at the dates indicated.

	March31,	December31,	Increase / (Decrease)
(dollars in thousands)	2016	2015	Amount	Percent
Demand deposit	$292,411	$296,617	$(4,206)	(1)%
Savings	111,265	109,393	1,872	2
Money market	275,290	293,637	(18,347)	(6)
NOW	293,327	267,707	25,620	10
Certificates of deposit	271,406	276,863	(5,457)	(2)
Total deposits	$1,243,699	$1,244,217	$(518)	-%

Net Interest Income

Net interest income for the first quarter of 2016 totaled $15.7 million, which was virtually unchanged compared to the fourth quarter of 2015, and an increase of $3.2 million, or 26%, compared to the first quarter of 2015. The addition of Louisiana Bancorp's earning assets accounted for the vast majority of the increase during the first quarter of 2016 compared to the first quarter of 2015. The Company's net interest margin was 4.40% for the first quarter of 2016, four basis points higher than the fourth quarter of 2015 and 11 basis points lower than the first quarter of 2015. The slight increase in the net interest margin in the first quarter of 2016 was due primarily to changes in the mix of interest-earning assets. The decrease in the net interest margin in the first quarter of 2016 compared to the first quarter of 2015 was primarily the impact of Louisiana Bancorp's interest-earning assets and interest-bearing liabilities.

The following table sets forth the Company's average volume and rate of its interest-earning assets and interest-bearing liabilities for the periods indicated. Taxable equivalent ("TE") yields on investment securities are calculated using a marginal tax rate of 35%.

	For the Three Months Ended
	March 31, 2016		December 31, 2015		March 31, 2015
(dollars in thousands)	Average Balance	Average Yield/Rate	Average Balance	Average Yield/Rate	Average Balance	Average Yield/Rate
Interest-earning assets:
Loans receivable
Originated loans	$813,220	5.12%	$784,656	5.10%	$727,162	5.18%
Acquired loans	412,357	5.35	431,588	5.38	191,947	6.23
Total loan receivable	1,225,577	5.20	1,216,244	5.20	919,109	5.40
Investment securities (TE)	188,549	2.26	195,250	2.23	184,331	2.18
Other interest-earning assets	15,949	1.50	21,649	0.92	15,044	0.91
Total interest-earning assets	1,430,075	4.77	1,433,143	4.73	1,118,484	4.81

Interest-bearing liabilities:
Deposits:
Savings, checking, and money market	678,682	0.24	658,882	0.24	523,535	0.23
Certificates of deposit	273,757	0.78	285,473	0.77	219,066	0.73
Total interest-bearing deposits	952,439	0.39	944,355	0.40	742,601	0.37
Securities sold under repurchase agreements	-	0.00	-	0.00	20,295	0.37
FHLB advances	125,991	1.25	138,045	1.09	35,441	1.23
Total interest-bearing liabilities	$1,078,430	0.49	$1,082,400	0.49	$798,337	0.41

Net interest spread (TE)		4.28%		4.24%		4.40%
Net interest margin (TE)		4.40%		4.36%		4.51%

Noninterest Income

Noninterest income for the first quarter of 2016 totaled $2.6 million, an increase of $112,000, or 5%, compared to the fourth quarter of 2015 and an increase of $489,000, or 24%, compared to the first quarter of 2015. The increase in noninterest income in the first quarter of 2016 compared to the fourth quarter of 2015 resulted primarily from an increase in other income (up $243,000 primarily from recoveries on acquired loans previously charged-off), which was partially offset by a decrease in gains on the sale of mortgage loans (down $108,000).

The increase in noninterest income in the first quarter of 2016 compared to the first quarter of 2015 resulted primarily from increases in other income (up $393,000 primarily from recoveries on acquired loans previously charged-off) and service fees and charges (up $144,000 due primarily to the Louisiana Bancorp acquisition and increased customer transactions), which were partially offset by a decrease in gains on the sale of mortgage loans (down $72,000).

Noninterest Expense

Noninterest expense for the first quarter of 2016 totaled $12.3 million, an increase of $788,000, or 7%, compared to the fourth quarter of 2015 and an increase of $2.6 million, or 27%, compared to the first quarter of 2015. Noninterest expense for the first quarter of 2016 and fourth quarter of 2015 includes $613,000 and $563,000, respectively, of merger-related expenses related to the acquisition of Louisiana Bancorp. Excluding merger-related expenses, noninterest expense for the first quarter of 2016 totaled $11.7 million, an increase of $738,000, or 7%, compared to the fourth quarter of 2015 and an increase of $2.0 million, or 21%, compared to the first quarter of 2015.

Excluding merger-related expenses, the increase in noninterest expense in the first quarter of 2016 compared to the fourth quarter of 2015 resulted primarily from higher compensation and benefits expense (up $498,000) and expenses on foreclosed assets (up $153,000).

Excluding merger-related expenses, the increase in noninterest expense in the first quarter of 2016 compared to the first quarter of 2015 relates primarily to the growth of the Company due to the addition of Louisiana Bancorp branches and employees.

Non-GAAP Reconciliation

	For the Three Months Ended
(dollars in thousands, except earnings per share data)	March 31, 2016	December 31, 2015	March 31, 2015
Reported noninterest expense	$12,341	$11,553	$9,719
Less: Merger-related expenses	613	563	-
Non-GAAP noninterest expense	$11,728	$10,990	$9,719

Reported net income	$3,350	$3,963	$2,848
Add: Merger-related expenses (after tax)	398	407	-
Non-GAAP net income	$3,748	$4,370	$2,848

Diluted EPS	$0.47	$0.56	$0.41
Add: Merger-related expenses	0.06	0.06	-
Non-GAAP EPS	$0.53	$0.62	$0.41

Total shareholders' equity	$169,164	$165,046	$156,782
Less: Intangibles	15,119	15,304	4,083
Non-GAAP tangible shareholders' equity	$154,045	$149,742	$152,699

This news release contains financial information determined by methods other than in accordance with generally accepted accounting principles ("GAAP"). The Company's management uses this non-GAAP financial information in its analysis of the Company's performance. In this news release, information is included which excludes acquired loans, intangible assets and the impact of merger-related expenses. Management believes the presentation of this non-GAAP financial information provides useful information that is helpful to a full understanding of the Company's financial position and core operating results. This non-GAAP financial information should not be viewed as a substitute for financial information determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP financial information presented by other companies.

This news release contains certain forward-looking statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words "believe," "expect," "anticipate," "intend," "plan," "estimate" or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could" or "may."

Forward-looking statements, by their nature, are subject to risks and uncertainties. A number of factors - many of which are beyond our control - could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. Home Bancorp's Annual Report on Form 10-K for the year ended December 31, 2015, describes some of these factors, including risk elements in the loan portfolio, the level of the allowance for losses on loans, risks of our growth strategy, geographic concentration of our business, dependence on our management team, risks of market rates of interest and of regulation on our business and risks of competition. Forward-looking statements speak only as of the date they are made. We do not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made or to reflect the occurrence of unanticipated events.

HOME BANCORP, INC. AND SUBSIDIARY
CONDENSED STATEMENTS OF FINANCIAL CONDITION

	March 31,	March 31,	%	December 31,
	2016	2015	Change	2015
Assets
Cash and cash equivalents	$ 17,960,269	$ 30,175,858	(41)%	$ 24,797,599
Interest-bearing deposits in banks	4,653,585	5,526,000	(16)	5,143,585
Investment securities available for sale, at fair value	178,533,171	171,488,522	4	176,762,200
Investment securities held to maturity	13,845,761	13,912,512	(1)	13,926,861
Mortgage loans held for sale	11,504,158	5,622,509	105	5,651,250
Loans, net of unearned income	1,218,059,238	922,088,691	32	1,224,365,916
Allowance for loan losses	(10,397,231)	(8,271,676)	26	(9,547,487)
Total loans, net of allowance for loan losses	1,207,662,007	913,817,015	32	1,214,818,429
Office properties and equipment, net	42,190,686	37,584,386	12	40,815,744
Cash surrender value of bank-owned life insurance	19,787,613	19,295,469	3	19,666,900
Accrued interest receivable and other assets	47,983,954	36,433,586	32	50,329,032
Total Assets	$ 1,544,121,204	$ 1,233,855,857	25	$ 1,551,911,600

Liabilities
Deposits	$ 1,243,698,838	$ 1,026,572,637	21%	$ 1,244,216,516
Securities sold under repurchase agreements	-	20,204,822	-	-
Federal Home Loan Bank advances	113,010,613	25,000,000	352	125,152,598
Accrued interest payable and other liabilities	18,247,985	5,296,062	245	17,496,132
Total Liabilities	1,374,957,436	1,077,073,521	28	1,386,865,246

Shareholders' Equity
Common stock	72,568	91,322	(21)%	72,399
Additional paid-in capital	77,389,045	94,932,283	(19)	76,948,914
Treasury stock	-	(30,372,933)	-	-
Common stock acquired by benefit plans	(4,620,078)	(5,023,070)	(8)	(4,711,260)
Retained earnings	94,542,265	95,449,153	(1)	91,864,543
Accumulated other comprehensive income	1,779,968	1,705,581	4	871,758
Total Shareholders' Equity	169,163,768	156,782,336	8	165,046,354
Total Liabilities and Shareholders' Equity	$ 1,544,121,204	$ 1,233,855,857	25	$ 1,551,911,600

HOME BANCORP, INC. AND SUBSIDIARY
CONDENSED STATEMENTS OF INCOME

	For The Three Months Ended			For the Three
	March 31,		%	Months Ended	%
	2016	2015	Change	December 31, 2015	Change
Interest Income
Loans, including fees	$ 16,018,095	$ 12,360,963	30%	$ 16,049,010	-%
Investment securities	971,084	910,121	7	992,658	(2)
Other investments and deposits	59,382	33,752	76	49,961	19
Total interest income	17,048,561	13,304,836	28	17,091,629	-

Interest Expense
Deposits	931,853	684,979	36%	957,044	(3)%
Securities sold under repurchase agreements	-	18,429	(100)	-	-
Federal Home Loan Bank advances	394,227	109,306	261	378,127	4
Total interest expense	1,326,080	812,714	63	1,335,171	(1)
Net interest income	15,722,481	12,492,122	26	15,756,458	(0)
Provision for loan losses	850,000	538,487	58	669,604	27
Net interest income after provision for loan losses	14,872,481	11,953,635	24	15,086,854	(1)

Noninterest Income
Service fees and charges	1,036,410	892,118	16%	1,063,195	(3)%
Bank card fees	601,201	565,584	6	590,388	2
Gain on sale of loans, net	300,673	373,173	(19)	408,329	(26)
Income from bank-owned life insurance	120,712	132,359	(9)	123,380	(2)
Gain on the sale of securities, net	-	-	-	4,227	(100)
Other income	508,282	115,449	340	265,363	92
Total noninterest income	2,567,278	2,078,683	24	2,454,882	5

Noninterest Expense
Compensation and benefits	7,201,036	5,760,786	25%	6,944,659	4%
Occupancy	1,309,597	1,171,280	12	1,319,542	(1)
Marketing and advertising	257,664	110,328	134	134,162	92
Data processing and communication	1,543,715	943,332	64	1,211,982	27
Professional fees	294,207	238,175	24	393,598	(25)
Forms, printing and supplies	177,292	144,810	22	188,515	(6)
Franchise and shares tax	219,773	147,272	49	200,046	10
Regulatory fees	322,691	280,467	15	271,091	19
Foreclosed assets, net	118,377	235,782	(50)	(34,525)	443
Other expenses	896,836	686,853	31	923,833	(3)
Total noninterest expense	12,341,188	9,719,085	27	11,552,903	7
Income before income tax expense	5,098,571	4,313,233	18	5,988,833	(15)
Income tax expense	1,748,893	1,465,469	19	2,025,942	(14)
Net income	$ 3,349,678	$ 2,847,764	18	$ 3,962,891	(15)

Earnings per share - basic	$ 0.49	$ 0.43	14%	$ 0.59	(17)%
Earnings per share - diluted	$ 0.47	$ 0.41	15	$ 0.56	(16)

Cash dividends declared per common share	$ 0.09	$ 0.07	29%	$ 0.08	13%

HOME BANCORP, INC. AND SUBSIDIARY
SUMMARY FINANCIAL INFORMATION

	For The Three Months Ended			For The Three
	March 31,		%	Months Ended	%
	2016	2015	Change	December 31, 2015	Change
(dollars in thousands except per share data)
EARNINGS DATA
Total interest income	$ 17,049	$ 13,305	28%	$ 17,092	-%
Total interest expense	1,326	813	63	1,335	(1)
Net interest income	15,723	12,492	26	15,757	-
Provision for loan losses	850	538	58	670	27
Total noninterest income	2,567	2,079	24	2,455	5
Total noninterest expense	12,341	9,719	27	11,553	7
Income tax expense	1,749	1,466	19	2,027	(14)
Net income	$ 3,350	$ 2,848	18	$ 3,962	(15)

AVERAGE BALANCE SHEET DATA
Total assets	$ 1,544,910	$ 1,226,220	26%	$ 1,552,392	(1)%
Total interest-earning assets	1,430,075	1,118,484	28	1,433,143	-
Totals loans	1,225,577	919,109	33	1,216,244	1
Total interest-bearing deposits	952,439	742,601	28	944,355	1
Total interest-bearing liabilities	1,078,430	798,337	35	1,082,400	-
Total deposits	1,237,871	1,011,658	22	1,232,109	1
Total shareholders' equity	168,039	156,061	8	164,091	2

SELECTED RATIOS (1)
Return on average assets	0.87%	0.93%	(7)%	1.02%	(15)%
Return on average equity	7.97	7.30	9	9.66	(18)
Efficiency ratio (2)	67.48	66.70	1	63.44	6
Average equity to average assets	10.88	12.73	(15)	10.57	3
Tier 1 leverage capital ratio(3)	8.97	11.96	(25)	8.74	3
Total risk-based capital ratio(3)	12.79	17.74	(28)	12.43	3
Net interest margin (4)	4.40	4.51	(2)	4.36	1

PER SHARE DATA
Basic earnings per share	$ 0.49	$ 0.43	14%	$ 0.59	(17)%
Diluted earnings per share	0.47	0.41	15	0.56	(16)
Book value at period end	23.31	21.89	7	22.80	2
Tangible book value at period end	21.23	21.32	-	20.68	3

PER SHARE DATA
Shares outstanding at period end	7,256,671	7,163,649	1%	7,239,821	-%
Weighted average shares outstanding
Basic	6,784,478	6,633,544	2%	6,760,307	-%
Diluted	7,052,369	6,962,340	1	7,045,275	-

(1) With the exception of end-of-period ratios, all ratios are based on average monthly balances during the respective periods.
(2) The efficiency ratio represents noninterest expense as a percentage of total revenues. Total revenues is the sum of net interest income and noninterest income.
(3) Estimated capital ratios are end of period ratios for the Bank only.
(4) Net interest margin represents net interest income as a percentage of average interest-earning assets. Taxable equivalent yields are calculated using a marginal tax rate of 35%.

HOME BANCORP, INC. AND SUBSIDIARY
SUMMARY CREDIT QUALITY INFORMATION

	March 31, 2016			December 31, 2015			March 31, 2015
	Acquired	Originated	Total	Acquired	Originated	Total	Acquired	Originated	Total
(dollars in thousands)
CREDIT QUALITY(1) (2)
Nonaccrual loans	$ 5,714	$ 5,635	$ 11,349	$ 7,162	$ 5,651	$ 12,813	$ 14,703	$ 2,752	$ 17,455
Accruing loans past due 90 days and over	-	-	-	-	-	-	-	-	-
Total nonperforming loans	5,714	5,635	11,349	7,162	5,651	12,813	14,703	2,752	17,455
Foreclosed assets	2,199	180	2,379	3,012	116	3,128	2,991	1,886	4,877
Total nonperforming assets	7,913	5,815	13,728	10,174	5,767	15,941	17,694	4,638	22,332
Performing troubled debt restructurings	483	783	1,266	492	798	1,290	508	496	1,004
Total nonperforming assets and troubled debt restructurings	$ 8,396	$ 6,598	$ 14,994	$ 10,666	$ 6,565	$ 17,231	$ 18,202	$ 5,134	$ 23,336

Nonperforming assets to total assets			0.89%			1.03%			1.81%
Nonperforming loans to total assets			0.73			0.83			1.41
Nonperforming loans to total loans			0.93			1.05			1.89
Allowance for loan losses to nonperforming assets			75.74			59.89			37.04
Allowance for loan losses to nonperforming loans			91.62			74.51			47.39
Allowance for loan losses to total loans			0.85			0.78			0.90

Year-to-date loan charge-offs			$ 106			$ 562			$ 59
Year-to-date loan recoveries			106			279			33
Year-to-date net loan charge-offs			$ -			$ 283			$ 26
Annualized YTD net loan charge-offs to total loans			-%			0.02%			0.01%

(1)  Nonperforming loans consist of nonaccruing loans and accruing loans 90 days or more past due.  Nonperforming assets consist of nonperforming loans and repossessed assets.  It is our policy to cease accruing interest on loans 90 days or more past due.  Repossessed assets consist of assets acquired through foreclosure or acceptance of title in-lieu of foreclosure.

(2) Asset quality information includes certain assets covered under FDIC loss sharing agreements. Such assets covered by FDIC loss sharing agreements are included in "Acquired" assets.

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CONTACT: John W. Bordelon, President and CEO (337) 237-1960